                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                           THE BANK OF BERMUDA LIMITED
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)




                                  COMMON SHARES
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)




                                    G07644100
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)




                                DECEMBER 31, 2002
--------------------------------------------------------------------------------
                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

| |      Rule 13d-1(b)
| |      Rule 13d-1(c)
|X|      Rule 13d-1(d)



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CUSIP NO. G07644100                  13G                       PAGE 2 OF 6 PAGES



--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          BANK OF BERMUDA FOUNDATION
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                  (a) |_|
                                                                  (b) |_|
--------------------------------------------------------------------------------
3         SEC USE ONLY


--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          BERMUDA
--------------------------------------------------------------------------------
                               5    SOLE VOTING POWER
NUMBER OF                           3,164,637
SHARES                        --------------------------------------------------
BENEFICIALLY                   6    SHARED VOTING POWER
OWNED BY EACH                       NONE
REPORTING                     --------------------------------------------------
PERSON WITH:                   7    SOLE DISPOSITIVE POWER
                                    3,164,637
                              --------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                    NONE
--------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          3,164,637

--------------------------------------------------------------------------------
10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                     |_|

--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          10.9%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON

          OO
--------------------------------------------------------------------------------



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ITEM 1(A).        NAME OF ISSUER:

                  The Bank of Bermuda Limited

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  6 Front Street
                  Hamilton HM 11, Bermuda

ITEM 2(A).        NAME OF PERSON FILING:

                  Bank of Bermuda Foundation

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  6 Front Street
                  Hamilton HM 11, Bermuda

ITEM 2(C).        CITIZENSHIP:

                  See item 4 on Page 2

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Shares

ITEM 2(E).        CUSIP NUMBER:

                  G07644100

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: (Not applicable)

         (a)|_| Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b)|_|   Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c)|_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d)|_| Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e)|_| Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act;

         (f)|_| Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;
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         (g)|_|   Parent holding company or control person in accordance with
                  Rule 13d-1(b)(ii)(G) under the Exchange Act;

         (h)|_| Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i)|_| Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j)|_| Group in accordance with Rule 13d-1(b)(ii)(H) under the Exchange Act.

ITEM 4.           OWNERSHIP.

         (a)      Amount beneficially owned:

                      See item 9 on Page 2

         (b)      Percent of class:

                      See item 11 on Page 2

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           See item 5 on Page 2

                  (ii)     Shared power to vote or to direct the vote:

                           See item 6 on Page 2

                  (iii) Sole power to dispose or to direct the disposition of:

                           See item 7 on Page 2

                  (iv) Shared power to dispose or to direct the disposition of:

                           See item 8 on Page 2

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not applicable

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable

ITEM 10.          CERTIFICATIONS.

                  Not applicable

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                           13TH FEBRUARY 2003
                           ------------------------------------------
                           (Date)


                           BANK OF BERMUDA FOUNDATION



                           By: /s/ David R M Lang
                           ------------------------------------------
                           (Signature)

                           DAVID R M LANG
                           DIRECTOR & SECRETARY
                           BANK OF BERMUDA FOUNDATION
                           ------------------------------------------
                           (Name/Title)